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                                                                    EXHIBIT 4.11

                                  TRANSLATION

                                TENANCY AGREEMENT

      Through the sufficient negotiation of Party A and Party B and according to the principles of equal and mutual benefit, the Parties agree to sign the following terms and conditions: -

1.    THE PARTIES

      1. Shenzhen Shekou NanShui Enterprises Shareholding Co. Ltd. (hereinafter called Party A)
            Address : 2/F., NanShui Building, Shekou, Shenzhen
            Tel.: 6680803

      2.    Jetcrown Industrial (Shenzhen) Limited
            (hereinafter called Party B)
            Address:
            Tel:


2.    HIRE OF PROPERTY

      1. Party A owns the property situate at 3/F-4/F, Block E, Wing Village Industrial Estate, Shekou. The construction area is 2,160.00 square meters. Now it is rented to Party B for use as FACTORY.

      2. Tenancy Period: The terms of the tenancy shall be from May 1, 2001 to May 1, 2003.

      3. The monthly rental paid by Party B to Party A is calculated at DOLLARS FIFTEEN AND CENTS FIFTY RENMINBI (RMB 15.50). The total monthly rental is DOLLARS THIRTY THREE THOUSAND FOUR HUNDRED EIGHTY RENMINBI (RMB 33,480.00). Party B should pay the rental before 15th of each month, otherwise, it will be treated as breach of contract.

      4. Through negotiations between Party A and Party B, they can make proper adjustment either upward or downward on the rental according to the market conditions by each two years.

      5. Factory area is calculated according to the construction area. After signing the agreement by both parties, Party B should be given time for renovation works.


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      6.    The property can be used as processing factory. Party B can carry out interior renovation under the condition that the construction structure of the main body will not be affected. Party B should bear the renovation cost. The renovation draft should get Party A's checking and approval. If not, when Party A finds that there is any inappropriate alterations and renovations, Party A has the right to remove these works and such action will be treated as breach of contract.

      7. During the tenancy period, if the property right of the said property has changed which affects the production and running business of Party B, Party A should compensate the renovation cost and other losses to Party B. The compensation should be agreed by both parties or they will authorize the relevant department to calculate and then agreed by both parties. Fee for authorization should be borne by both parties equally. On the other hand, if Party B will have a joint-venture with third party or he wants to sublet part of the unused area, he should get the approval of Party A. The rental calculation should be negotiated by both parties.

      8. The water and electricity charges of the factory will be calculated according to the standard rate in the industrial estate. Regarding the management fee of the factory, the payment should be made according to the relevant regulations of the management office assigned by the Party A.

      9. If there shall be an occurrence of unpredicted happenings (natural disasters; huge loss), Party B is unable to continue the production, and he proposed to terminate the contract, Party B should give one month notice to Party A and he should settle all the rentals due.

3.    RESPONSIBILITIES OF BOTH PARTIES

      1. Party A held responsible to provide electricity source. Party A will transmit electricity to the ground floor electricity meter room of the factory. Party B will be responsible to transmit the electricity from electricity meter room to the low pressure portion of the factory and interior circuit renovation. During the production process, if Party B finds that the electricity supply is insufficient, he can apply to change but he is responsible to pay the expenses. On the other hand, Party A is responsible to provide water supply to the factory. Regarding the water charges and water supply facilities inside the factory should be borne by Party B.

      2. During the tenancy period, Party A will provide a lift for transporting goods for Party B and other tenants' use. The charges for using the lift will be shared out by all the tenants according to the method set by Party A.



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      3.    Party B should produce its products in a civilized manner and he should manage the factory area in clean and sanitary condition. He should also take action to prevent pollution and comply with the relevant management regulations of the industrial estate. During the tenancy period, because of the production needs, Party B intends to put some additions or alterations, which are classified as polluted items, he should then report to Party A and the relevant management office of the industrial estate. After getting the approval of Party A and the management office, Party B can carry out the works and he should take precautions so as to comply with the requirements of pollution prevention and sewage.

      4. Party B is responsible to repair or renovate the property and water and electricity facilities, which is damaged due to Party B's use of property. If the damage is due to the quality of the property itself, Party A held responsible to renovate it.

      5. If Party B requires to renovate or alter the property, which will affect the property's structure, he should get the approval of Party A before the commencement of work.

      6. During the tenancy period, Party B should strictly comply with the relevant regulations set in the "Peoples Republic of China Fire Prevention Ordinance" announced in May 13, 1984 and the "Peoples Republic of China Fire Prevention Practical Guidelines" announced by Public Safety Department in March 16, 1987. Party B should take the initiative to carry out the fire prevention works of the property. He should be sensitive and strictly prevent the occurrence of fire. Otherwise, all losses arising from this will be borne by Party B.

      7. During the tenancy period, Party B should make sure the fire prevention passage is free of obstacles. If there is any inappropriate additions, demolitions or renovations and take possession of fire prevention passage, damage the fire prevention facilities, Party A and the relevant department has the right to sue Party B to take the liabilities and they can order Party B to renovate the same before time limit set by them. Party B should handle the relevant insurance matters.

4.    OBLIGATIONS IF BREACH OF CONTRACT

      1. If either party in breach of contract, he is responsible to compensate the loss of the other party. If Party B owes more than one month rental, Party A has the right to stop the water and electricity supply until Party B settle all the debts. If Party B owes more than three month's rental will be automatically treated as termination of the contract. Party A has the right to order Party B to move out within five days and Party B should settle all the overdue rentals and other water, electricity charges and management fees.


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      2.    Party B cannot pay the rental on time because of insufficient fund, he should report to Party A in writing and get his agreement. If the rental cannot be paid on time, no matter Party A agrees or not, the delay charges will be calculated on daily basis according to the current bank interest rate.

      3. If Party B cannot pay the rental, electricity charges and management fees on time, and after Party A requests Party B to pay, no matter in any form, for three times and Party B still owes the payment, Party A has the right to stop the electricity supply. Party B cannot dispute this.

5.    SURRENDER OR RENEWAL AND CLEARING

      1. Upon the expiry of the contract, Party A can consider to give the priority to rent the property to Party B under the same conditions made by the others. If Party B wants to renew the contract, he should notify Party A two months before the expiry of the contract and then signed a new contract. The guarantee sum will be adjusted.

      2. Upon the expiry of the contract or termination of the contract, Party B should settle all the rental in the same month. And he should pay the rental for the period during which he remove the facilities both inside and outside the property. The guarantee sum paid by Party B when signing the contract cannot be used to offset the rental and it can be cleared only after Party B handed over the property.

      3. Party B can move out only after he paid up all the rental. All the facilities both inside and outside the property, which belongs to Party B should be demolished by Party B within a time limit set by Party A and restore the property into an original state. This includes interior facilities installation spot, such as the original heat prevention cover around the air-conditioner on the roof; the air-conditioning tube and opening outside the wall; the factory board, notice board of Party B, the windows installed by Party B, and the public use area added by Party B. Party A will check and certify the work. If Party B moves out before settle all the debts, Party A has the right to block the factory and lock the door.

      4. Before Party B moves out and certification by Party A, Party B should provide the receipts of water and electricity charges and the management fees charged by the management office of the industrial estate; and the receipt of lift use charges. Party B should handle the matters of stop water and electricity supply.

      5. After signing the contract and it takes effect, Party B wants to terminate the contract because of some reasons, Party A has the right to retain the guarantee sum paid by Party B.

      6. Before the expiry of the contract or Party B wants to terminate the contract in the course of the contract, Party B is responsible to compensate Party A all the losses arising from such termination.


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6.    APPENDIX

      1. If there is anything that is not good arising through fulfillment, the parties can amend or make any supplement after negotiation. If there shall be no agreement made in negotiation, it will be executed according to the original agreement temporarily. The matter in dispute can apply the arbitration of the Contract department of Shekou or can be judged by the Peoples' Court of Shekou. The final conclusion of the matter in dispute will be treated as the amendment or additions of this contract.

      2. After signing the contract, the guarantee sum paid by Party B will remain the same.

      3. This contract is made in two copies, each party will take one copy and has the equal validity. This contract will takes effect after signed by both parties.

      Party A:  Shenzhen Shekou NanShui            Party B: Jetcrown Industrial
                Enterprises Shareholding Co. Ltd.           (Shenzhen) Limited

      Signature of the                             Signature of the
      representative:   (Signed)                   representative:    (Signed)

      Chop of Shenzhen Shekou NanShui              Chop of Jetcrown Industrial
      Enterprises Shareholding Co. Ltd.            (Shenzhen) Limited

      April 25, 2001                               April 25, 2001